SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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ANALOG DEVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ANALOG LOGO]

February 7, 2003

Dear Stockholder:

      You are cordially invited to attend our Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, March 11, 2003, at the Hilton Hotel at Dedham Place, Dedham, Massachusetts.

      Fiscal 2002 was an extremely challenging year for the semiconductor industry and for Analog Devices. Despite the severity of economic conditions that we encountered, we are proud to report that we have emerged from 2002 a stronger company than when the downturn began approximately two years ago. Recognizing that new products are the fuel that will power ADI’s growth as the economy recovers, we have continued to fund our new product development programs at record levels throughout the downturn. We have selectively added talented engineers to our world-renowned design engineering teams, made critical infrastructure cost improvements, and continued to gain market share throughout this difficult industry environment. You can learn more about the actions we have taken to ensure our long-term competitiveness in this year’s Annual Report to Stockholders, which is enclosed with these proxy materials.

      The corporate governance practices of corporations have recently come under intense public scrutiny. We want to assure you that corporate governance has been, and continues to remain, an important area of focus for ADI’s senior executives and our Board of Directors. Over the past few months, we have taken several steps to further improve our governance practices. Information on these changes, as well as further information on our corporate governance practices, can be found on the investor relations section of our website at www.analog.com. In addition, we have nominated two highly qualified, experienced and independent individuals for election to our Board of Directors. We urge you to support these directors with your vote FOR their election. Upon their election, ADI will have an even stronger, more independent Board of Directors to represent your interests.

      We would also like to bring to your attention a stockholder proposal submitted by the United Brotherhood of Carpenters and Joiners of America. They have proposed that the Board of Directors establish a policy of expensing in ADI’s annual income statement all future stock options issued by ADI. For the reasons set forth in more detail in the body of the accompanying proxy statement, we urge you to support your directors’ unanimous recommendation against approval of the stockholder proposal.

      Please carefully review the attached proxy materials and take the time to cast your vote.

          Yours sincerely,

[-s- RAY STATA]	[-s- JERALD G. FISHMAN]
Ray Stata Chairman of the Board	Jerald G. Fishman President and Chief Executive Officer

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 11, 2003

To our Stockholders:

      The 2003 Annual Meeting of Stockholders of Analog Devices, Inc. will be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 11, 2003 at 10:00 a.m. local time. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of three members to our Board of Directors to serve as Class I directors, each for a term of three years.

2.	The ratification of the selection by our directors of Ernst & Young LLP as our independent auditors for the 2003 fiscal year.

3.	The consideration of the stockholder proposal described in the accompanying proxy statement.

      The stockholders will also act on any other business that may properly come before the meeting.

      Stockholders of record at the close of business on January 24, 2003 are entitled to vote at the meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also authorize the voting of your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card. Your prompt response is necessary to assure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

      All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

MARK G. BORDEN
Clerk

Norwood, Massachusetts

February 7, 2003

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the annual meeting?
Who can vote?
How many votes do I have?
Is my vote important?
How can I vote?
Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?
Can I vote if my shares are held in “street name”?
How do I vote my 401(k) shares?
What constitutes a quorum?
What vote is required for each item?
How will votes be counted?
Who will count the votes?
Will my vote be kept confidential?
How does the Board of Directors recommend that I vote on the proposals?
Will any other business be conducted at the meeting or will other matters be voted on?
Where can I find the voting results?
How and when may I submit a stockholder proposal for the 2004 annual meeting?
What are the costs of soliciting these proxies?
How can I obtain an Annual Report on Form 10-K?
Whom should I contact if I have any questions?
Householding of Annual Meeting Materials
Security Ownership of Certain Beneficial Owners and Management
Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL 1 -- ELECTION OF DIRECTORS
Nominees for Class I Directors (Terms to Expire at the 2006 Annual Meeting)
Class II Directors (Terms Expire at the 2004 Annual Meeting)
Class III Directors (Terms Expire at the 2005 Annual Meeting)
Retiring Directors
CORPORATE GOVERNANCE
General
Board of Directors Meetings and Committees
Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
Report of the Audit Committee
Independent Auditors Fees and Other Matters
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
Directors’ Compensation
Fees
Stock Options
Certain Relationships and Related Transactions
INFORMATION ABOUT EXECUTIVE COMPENSATION
Summary Compensation
Option Grants in Fiscal 2002
Aggregated Option Exercises During Fiscal 2002 and Fiscal Year-End Option Values
Option Program Description
Securities Authorized for Issuance Under Equity Compensation Plans
2001 Broad-Based Stock Option Plan
Severance and Other Agreements
Deferred Compensation Plan
Report of the Compensation Committee
Compensation Philosophy
Executive Compensation Program
Chief Executive Officer Fiscal 2002 Compensation
Compliance with Internal Revenue Code Section 162(m)
Compensation Committee Interlocks and Insider Participation
Comparative Stock Performance Graph
PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 3 -- STOCKHOLDER PROPOSAL TO ESTABLISH A POLICY OF EXPENSING FUTURE STOCK OPTION GRANTS
Union’s Supporting Statement
Board of Directors’ Response
OTHER MATTERS
ELECTRONIC VOTING
APPENDIX A AUDIT COMMITTEE CHARTER
PROXY CARD

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
What is the purpose of the annual meeting?	1
Who can vote?	1
How many votes do I have?	1
Is my vote important?	2
How can I vote?	2
Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?	2
Can I vote if my shares are held in “street name”?	2
How do I vote my 401(k) shares?	3
What constitutes a quorum?	3
What vote is required for each item?	3
How will votes be counted?	3
Who will count the votes?	3
Will my vote be kept confidential?	3
How does the Board of Directors recommend that I vote on the proposals?	4
Will any other business be conducted at the meeting or will other matters be voted on?	4
Where can I find the voting results?	4
How and when may I submit a stockholder proposal for the 2004 annual meeting?	4
What are the costs of soliciting these proxies?	5
How can I obtain an Annual Report on Form 10-K?	5
Whom should I contact if I have any questions?	5
Householding of Annual Meeting Materials	5
Security Ownership of Certain Beneficial Owners and Management	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
PROPOSAL 1 — ELECTION OF DIRECTORS	8
Nominees for Class I Directors (Terms to Expire at the 2006 Annual Meeting)	8
Class II Directors (Terms Expire at the 2004 Annual Meeting)	9
Class III Directors (Terms Expire at the 2005 Annual Meeting)	9
Retiring Directors	10
CORPORATE GOVERNANCE	11
General	11
Board of Directors Meetings and Committees	11
Audit Committee	12
Compensation Committee	12
Nominating and Corporate Governance Committee	12
Report of the Audit Committee	12
Independent Auditors Fees and Other Matters	13
Audit Fees	13
Financial Information Systems Design and Implementation Fees	13
All Other Fees	14
Directors’ Compensation	14
Fees	14
Stock Options	14

i

Certain Relationships and Related Transactions	14
INFORMATION ABOUT EXECUTIVE COMPENSATION	15
Summary Compensation	15
Option Grants in Fiscal 2002	16
Aggregated Option Exercises During Fiscal 2002 and Fiscal Year-End Option Values	17
Option Program Description	18
Securities Authorized for Issuance Under Equity Compensation Plans	19
2001 Broad-Based Stock Option Plan	19
Severance and Other Agreements	20
Deferred Compensation Plan	21
Report of the Compensation Committee	21
Compensation Philosophy	21
Executive Compensation Program	22
Chief Executive Officer Fiscal 2002 Compensation	23
Compliance with Internal Revenue Code Section 162(m)	23
Compensation Committee Interlocks and Insider Participation	23
Comparative Stock Performance Graph	24
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	25
PROPOSAL 3 — STOCKHOLDER PROPOSAL TO ESTABLISH A POLICY OF EXPENSING FUTURE STOCK OPTION GRANTS	25
Union’s Supporting Statement	25
Board of Directors’ Response	26
OTHER MATTERS	28
ELECTRONIC VOTING	28
APPENDIX A — AUDIT COMMITTEE CHARTER	A-1

ii

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

March 11, 2003

       This proxy statement contains information about the 2003 Annual Meeting of Stockholders of Analog Devices, Inc. The meeting is scheduled to be held on Tuesday, March 11, 2003, beginning at 10:00 a.m. local time, at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts, 02026.

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy it will be voted in favor of Proposals 1 and 2 and against Proposal 3 set forth in the notice of the meeting. A stockholder may revoke any proxy at any time before it is exercised by giving our clerk written notice to that effect.

      Our Annual Report to Stockholders for the fiscal year ended November 2, 2002 is being mailed to stockholders with the mailing of these proxy materials on or about February 7, 2003.

      A copy of our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Analog Devices, Inc., Attention of Maria Tagliaferro, Director, Corporate Communications, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

      We sometimes refer to Analog Devices, Inc. in this proxy statement as Analog Devices or ADI.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

      At the annual meeting, stockholders will consider and vote on the following matters:

      1.     The election of three members to our Board of Directors to serve as Class I directors, each for a term of three years.

      2.     The ratification of the selection by our directors of Ernst & Young LLP as our independent auditors for the 2003 fiscal year.

      3.     The consideration of one stockholder proposal.

      The stockholders will also act on any other business that may properly come before the meeting.

Who can vote?

      To be able to vote, you must have been a stockholder of record at the close of business on January 24, 2003. This date is the record date for the annual meeting.

      Stockholders of record at the close of business on January 24, 2003 are entitled to vote at the annual meeting. The number of outstanding shares entitled to vote at the meeting is 364,015,486 shares of our common stock.

How many votes do I have?

      Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

      Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How can I vote?

      You can vote in one of four ways. You can vote by mail, you can authorize the voting of your shares over the Internet, you can authorize the voting of your shares by telephone or you can vote in person at the meeting.

      You may vote by mail. You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. Your Board of Directors recommends that you vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

      You may vote over the Internet. If you have Internet access, you may authorize the voting of your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

      You may vote by telephone. You may authorize the voting of your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

      You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?

      Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our clerk a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

      Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

      If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.”

      If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on March 11, 2003. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

      If you participate in The Investment Partnership of Analog Devices, you may vote an amount of shares of common stock equivalent to the interest in our common stock credited to your account as of the record date. Fidelity Management Trust Company will send you a proxy card that identifies the number of shares of our common stock in the Analog Devices Stock Fund that you may direct Fidelity to vote on your behalf. The proxy card should be signed and returned in the enclosed envelope to EquiServe Trust Company, N.A., our transfer agent and registrar. EquiServe Trust Company, N.A. will notify Fidelity of the manner in which you have voted your shares on the proxy card. Fidelity will vote the shares in the manner directed on the proxy card. If EquiServe Trust Company, N.A. does not receive a signed proxy card from you by 5:00 p.m. eastern standard time on March 6, 2003, there can be no assurance that Fidelity will be able to follow your instructions. If you fail to timely submit your proxy card to EquiServe Trust Company, N.A., Fidelity will vote your shares of common stock held in the Analog Devices Stock Fund in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other plan participants have been received by Fidelity.

What constitutes a quorum?

      In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 182,007,744 shares.

      Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

      If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

      Election of directors. The three nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

      Other matters. The affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve other matters to be voted on at the meeting.

How will votes be counted?

      Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether executed by you directly or through Internet or telephonic authorization, or on a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. As a result, abstentions and broker non-votes will have no effect on the outcome of voting at the meeting.

Who will count the votes?

      The votes will be counted, tabulated and certified by our transfer agent and registrar, EquiServe Trust Company, N.A. A representative of EquiServe Trust Company, N.A. will serve as the inspector of elections at the meeting.

Will my vote be kept confidential?

      Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

      Your Board of Directors recommends that you vote:

      FOR the election of the three nominees to serve as Class I directors on the Board of Directors, each for a term of three years;

      FOR the ratification of the selection by our directors of Ernst & Young LLP as our independent auditors for the 2003 fiscal year; and

      AGAINST approval of the stockholder proposal.

Will any other business be conducted at the meeting or will other matters be voted on?

      The Board of Directors does not know of any other matters that may come before the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether executed by you directly or through Internet or telephonic authorization, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

      We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2003, which we expect to file with the Securities and Exchange Commission in June 2003.

How and when may I submit a stockholder proposal for the 2004 annual meeting?

      If you are interested in submitting a proposal for inclusion in the proxy statement for the 2004 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your stockholder proposal intended for inclusion in the proxy statement for the 2004 annual meeting of stockholders at our principal corporate offices in Norwood, Massachusetts as set forth below no later than October 10, 2003.

      If a stockholder wishes to present a proposal before the 2004 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must also give written notice to us at the address noted below. The required notice must be given by December 24, 2003. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 annual meeting of stockholders, the proxies designated by our Board of Directors will have discretionary authority to vote on that proposal.

      Any proposals or notices should be sent to:

Maria Tagliaferro Director, Corporate Communications Analog Devices, Inc. One Technology Way Norwood, MA 02062 Phone: 781-461-3282 Fax: 781-461-3638 Email: investor.relations@analog.com

What are the costs of soliciting these proxies?

      We will bear the costs of solicitation of proxies. We have engaged Georgeson Shareholder Communications, Inc. to assist us with the solicitation of proxies. We expect to pay Georgeson less than $15,000 for their services. In addition to solicitations by mail, Georgeson and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

How can I obtain an Annual Report on Form 10-K?

      Our annual report is available on our website at www.analog.com. If you would like a copy of our annual report on Form 10-K for the fiscal year ended November 2, 2002, we will send you one without charge. Please contact:

Maria Tagliaferro Director, Corporate Communications Analog Devices, Inc. One Technology Way Norwood, MA 02062 Phone: 781-461-3282

Whom should I contact if I have any questions?

      If you have any questions about the annual meeting or your ownership of our common stock, please contact Maria Tagliaferro, our director of corporate communications, at the address or telephone number listed above.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Security Ownership of Certain Beneficial Owners and Management

      The following table contains information regarding the beneficial ownership of our common stock as of December 31, 2002 by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table; and

•	all of our directors, nominees for director and executive officers as a group.

						Percent of
	Number of		Shares			Common
	Shares		Acquirable		Total	Stock
Name and Address of	Beneficially		Within		Beneficial	Beneficially
Beneficial Owner(1)	Owned(2)		60 Days(3)		Ownership	Owned(4)
		+		=
5% Stockholders:
FMR Corp.(5)	52,801,890		0		52,801,890	14.5%
82 Devonshire Street Boston, Massachusetts 02109

Massachusetts Financial Services Company(6)	22,847,565		0		22,847,565	6.3%
500 Boylston Street Boston, Massachusetts 02116

Directors, Nominees for Director and Executive Officers:
James A. Champy	0		0		0	*
John L. Doyle	16,528		128,484		145,012	*
Jerald G. Fishman	31,741		744,982		776,723	*
Charles O. Holliday, Jr.	440		58,484		58,924	*
Joel Moses(7)	7,896		58,484		66,380	*
F. Grant Saviers	0		65,484		65,484	*
Kenton J. Sicchitano	0		0		0	*
Ray Stata(8)	5,200,435		268,623		5,469,058	1.5%
Lester C. Thurow	14,000		149,484		163,484	*
Samuel H. Fuller	61,300		110,047		171,347	*
Brian P. McAloon	32,478		226,028		258,506	*
Joseph E. McDonough	37,140		130,691		167,831	*
Franklin Weigold	103,831		39,020		142,851	*

All directors, nominees for director and executive officers as a group (18 persons, consisting of 11 officers, 5 non-employee directors and 2 non-employee director nominees)(9)	5,729,012		2,880,712		8,609,724	2.4%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. For each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after December 31, 2002. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(4)	The percent ownership for each stockholder on December 31, 2002 is calculated by dividing (1) the total number of shares beneficially owned by the stockholder by (2) 363,754,360 shares plus any shares acquirable (including stock options exercisable) by that stockholder within 60 days after December 31, 2002.

(5)	FMR Corp., or FMR, filed with the SEC on November 14, 2002 a Form 13F-HR reporting the above stock ownership as of September 30, 2002. FMR reports that it has sole voting authority with respect to 4,254,889 shares and shared investment discretion with each of Fidelity Management & Research Company and FMR Co., Inc. with respect to 48,700,151 shares, shared investment discretion with Fidelity Management Trust Company with respect to 4,100,070 shares, shared investment discretion with Strategic Advisers Incorporated with respect to 400 shares, and shared investment discretion with Fidelity Investors Management, LLC with respect to 1,269 shares.

(6)	Massachusetts Financial Services Company, or MFS, filed with the SEC on November 14, 2002 a Form 13F-HR reporting the above stock ownership as of September 30, 2002. MFS reports that it has sole voting authority with respect to 21,565,999 shares. MFS also reports that it has sole investment discretion with respect to 22,683,295 shares and shared investment discretion with respect to 164,270 shares.

(7)	Includes 650 shares held by Mr. Moses’ wife, as to which Mr. Moses disclaims beneficial ownership.

(8)	Includes 1,145,709 shares held by Mr. Stata’s wife and 593,756 shares held in charitable trusts for the benefit of Mr. Stata’s children, as to which Mr. Stata disclaims beneficial ownership. Also includes 2,514,588 shares held in charitable lead trusts.

(9)	All beneficial owners as a group disclaim beneficial ownership of a total of 1,740,115 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of seven members, three of whom are Class I directors (with terms expiring at the 2003 annual meeting), two of whom are Class II directors (with terms expiring at the 2004 annual meeting), and two of whom are Class III directors (with terms expiring at the 2005 annual meeting).

      At the 2003 annual meeting, stockholders will have an opportunity to vote for the nominees for Class I directors, James A. Champy, Kenton J. Sicchitano and Lester C. Thurow. Mr. Thurow is currently serving as a Class I director and has been a director since 1988. Joel Moses, a director of Analog Devices since 1982, and Charles O. Holliday, Jr., a director of Analog Devices since 1997, are retiring from our Board of Directors, and therefore are not standing for re-election. Mr. Champy and Mr. Sicchitano have been nominated for election to fill the vacancies resulting from Messrs. Moses and Holliday’s retirement from our Board of Directors. The persons named in the enclosed proxy card will vote to elect these three nominees as Class I directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card (whether executed by you or through Internet or telephonic voting) to that effect. Each of the nominees has indicated his willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

      The following table and paragraphs provide information as of the date of this proxy statement about each member of our Board of Directors, including the nominees for Class I directors. The information presented includes information each director has given us about his age, all positions he holds with us, his principal occupation and business experience for the past five years, and the names of other publicly held companies of which he serves as a director. Information about the number of shares of common stock beneficially owned by each director, directly or indirectly, as of December 31, 2002, appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

      There are no family relationships among any of the directors, nominees for director and executive officers of Analog.

Nominees for Class I Directors (Terms to Expire at the 2006 Annual Meeting)

JAMES A. CHAMPY, Director Nominee

      Mr. Champy, age 60, has been a Vice President and director of Perot Systems Corporation, a technology services and business solutions company, since 1996. Mr. Champy also serves as a trustee of the Massachusetts Institute of Technology, commonly known as MIT.

KENTON J. SICCHITANO, Director Nominee

      Mr. Sicchitano, age 58, has been retired since June 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970 and became a partner in 1979. PricewaterhouseCoopers LLP, or PwC, is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his thirty-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/ Business Advisory Services and the Global Managing Partner responsible for Audit/ Business Advisory, Tax/ Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. At various times from 1986 to 1995, he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, Board of Directors, Harvard Alumni Association, Board of Directors and Chair of Finance Committee, New England Deaconess Hospital and Board of Directors, New England Aquarium. Mr. Sicchitano is a Certified Public Accountant.

LESTER C. THUROW, Director since 1988

      Mr. Thurow, age 64, has been a Professor of Management and Economics at MIT since 1968 and, from 1987 to 1993, was the Dean of MIT’s Sloan School of Management. Mr. Thurow also serves as a director of E*TRADE Group, Inc. and Taiwan Semiconductor Manufacturing Company.

      Our Board of Directors recommends that you vote FOR the election of Messrs. Champy, Sicchitano and Thurow.

Class II Directors (Terms Expire at the 2004 Annual Meeting)

JERALD G. FISHMAN, President and Chief Executive Officer; Director since 1991

      Mr. Fishman, age 57, has been our President and Chief Executive Officer since November 1996 and he served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also serves as a director of Cognex Corporation and Xilinx Corporation.

F. GRANT SAVIERS, Director since 1997

      Mr. Saviers, age 58, has been retired since August 1998. He served as Chairman of the Board of Adaptec, Inc., a provider of high-performance input/output products , from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation, a computer manufacturer, for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation. Mr. Saviers also serves as a director of Chaparral Network Storage, Inc.

Class III Directors (Terms Expire at the 2005 Annual Meeting)

JOHN L. DOYLE, Director since 1987

      Mr. Doyle, age 71, has been self-employed as a technical consultant since January 1995. He was employed formerly by the Hewlett-Packard Company where he served as the Executive Vice President of Business Development from 1988 through 1991, Executive Vice President, Systems Technology Sector from 1986 to 1988, Executive Vice President, Information Systems and Networks from 1984 to 1986, and Vice President, Research and Development, from 1981 to 1984. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp., a provider of advanced structural materials, from July 1993 to December 1993. Mr. Doyle also serves as a director of DuPont Photomasks, Inc., Xilinx, Inc. and DURECT Corporation.

RAY STATA, Chairman of the Board of Directors; Director since 1965

      Mr. Stata, age 68, has served as our Chairman of the Board of Directors since 1973, as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. Mr. Stata also serves as a trustee of MIT, and as a director of Axiowave Networks, Inc.

Retiring Directors

CHARLES O. HOLLIDAY, JR., Director since 1997

      Mr. Holliday, age 54, has been Chairman of the Board and Chief Executive Officer of E.I. DuPont de Nemours & Co, Inc., or DuPont, a provider of science-based solutions, since January 1999, and has served as Chief Executive Officer of DuPont since February 1998. Mr. Holliday served as President of DuPont from December 1997 to December 1998, Chairman of DuPont, Asia Pacific from July 1995 to November 1997, and as President of DuPont, Asia Pacific from November 1990 to October 1995. He was Senior Vice President of DuPont from November 1992 to October 1995. From 1970 through November 1990, Mr. Holliday served in a number of positions with DuPont, including Executive Vice President of DuPont, Asia Pacific and global business manager of certain product lines.

JOEL MOSES, Director since 1982

      Mr. Moses, age 61, has been Institute Professor, Professor of Computer Science and Engineering Systems, at MIT since 1999. Mr. Moses was the Provost of MIT from June 1995 to August 1998, and Dean of the School of Engineering at MIT from January 1991 to June 1995. He was a Visiting Professor of Business Administration at Harvard University from September 1989 to June 1990. Mr. Moses was the Head of the Department of Electrical Engineering and Computer Science at MIT from 1981 to 1989.

CORPORATE GOVERNANCE

General

      We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of its stockholders. During the past year, we have been reviewing our corporate governance policies and practices and comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also been reviewing the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the proposed new listing standards of the New York Stock Exchange.

      Based on our review, we have taken steps to implement voluntarily many of the proposed new rules and listing standards. In particular, we have:

•	adopted Corporate Governance Guidelines,

•	reconstituted our Nominating Committee as the Nominating and Corporate Governance Committee and adopted a new charter for this committee,

•	adopted new charters for our Audit Committee and Compensation Committee,

•	nominated for election two new directors, each of whom qualifies as an “independent” director under our Corporate Governance Guidelines and one of whom also qualifies as an “audit committee financial expert” under the new rules of the Securities and Exchange Commission, and

•	amended our Code of Business Conduct and Ethics, which applies to all officers, directors and employees.

      You can access our current committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics in the “Corporate Governance” section of www.analog.com or by writing to:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282

Board of Directors Meetings and Committees

      The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of the company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of company activity through regular written reports and presentations at Board and committee meetings.

      The Board of Directors met six times in fiscal 2002 (including two teleconference meetings). During fiscal 2002, each of our directors that served as a director during fiscal year 2002 attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member. The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter at least annually. Messrs. Stata and Fishman are the only directors who are also employees of Analog Devices. They do not participate in any meeting at which their compensation is evaluated. All members of all committees are non-employee directors, except Mr. Stata, who was a member of our former Nominating Committee from June 1996 to December 2002.

Audit Committee

      The current members of our Audit Committee are Messrs. Doyle, Moses and Thurow. Mr. Moses has informed us that he will resign from our Board of Directors effective as of March 11, 2003. We expect that Mr. Sicchitano will join the Audit Committee as of March 11, 2003, and that Mr. Sicchitano will qualify as an “audit committee financial expert” under the new rules of the Securities and Exchange Commission. Each of Messrs. Doyle, Moses, Sicchitano and Thurow is an “independent director” under the rules of the New York Stock Exchange governing the qualifications of the members of audit committees. The Audit Committee met eight times during fiscal 2002 (including five teleconference meetings). The responsibilities of our Audit Committee and its activities during fiscal 2002 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee

      The current members of the Compensation Committee are Messrs. Holliday and Saviers. Mr. Holliday has informed us that he will resign from our Board of Directors effective as of March 11, 2003. We expect that Mr. Champy will join the Compensation Committee as of March 11, 2003. Our Compensation Committee held four meetings during the fiscal year ended November 2, 2002. In addition, the Compensation Committee evaluates and sets the compensation of our Chief Executive Officer. The Compensation Committee makes recommendations to our Board of Directors regarding the salaries and bonuses of our executive officers. The Compensation Committee also grants stock options and other stock incentives (within guidelines established by our Board of Directors) to our officers and employees. The responsibilities of our Compensation Committee and its activities during fiscal 2002 are described in the Report of the Compensation Committee contained in this proxy statement.

Nominating and Corporate Governance Committee

      Effective December 2002, our Board of Directors voted to reconstitute the Nominating Committee as the Nominating and Corporate Governance Committee. The sole member of the Nominating and Corporate Governance Committee is Mr. Doyle. We expect that Mr. Champy will join the Nominating and Corporate Governance Committee as of March 11, 2003. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board and management. The Nominating and Corporate Governance Committee will consider for nomination to the Board of Directors candidates suggested by the stockholders, provided that such recommendations are delivered to us, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. See “Information About the Annual Meeting and Voting — How and when may I submit a stockholder proposal for the 2004 annual meeting?” The members of the former Nominating Committee during the fiscal year ended November 2, 2002 were Messrs. Doyle and Stata. Our former Nominating Committee held several informal meetings during the fiscal year ended November 2, 2002, and held formal meetings in December 2002 and January 2003 to discuss nominees for election as directors at the annual meeting.

Report of the Audit Committee

      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of Analog’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent auditors to discuss our internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit

Committee reports on these meetings to our Board of Directors. The Audit Committee also considers and recommends the selection of our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews the independent auditors’ fees. The Audit Committee operates under a written charter adopted by our Board of Directors that is attached as Appendix A to this proxy statement.

      The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the New York Stock Exchange governing the qualifications of the members of audit committees. Mr. Moses, currently a member of the Audit Committee, has informed us that he intends to resign from our Board of Directors effective March 11, 2003. We expect that Mr. Sicchitano will join the Audit Committee as of March 11, 2003, and that Mr. Sicchitano will qualify as an “audit committee financial expert” under the new rules of the Securities and Exchange Commission.

      The Audit Committee held eight meetings (including five teleconference meetings) during the fiscal year ended November 2, 2002. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee, our internal auditors, and our independent public auditors, Ernst & Young LLP.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Analog Devices and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence.

      Based on its review and discussions, the Audit Committee recommended to our Board of Directors (and the Board of Directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 2, 2002. The Audit Committee and Board of Directors also have recommended, subject to ratification by the stockholders, the selection of Ernst & Young LLP as our independent auditors for fiscal 2003.

Audit Committee,

John L. Doyle, Chairman
Joel Moses
Lester C. Thurow

Independent Auditors Fees and Other Matters

Audit Fees

      Ernst & Young LLP billed us an aggregate of $1,265,000 in fees for professional services rendered in connection with the audit of our financial statements for the most recent fiscal year and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during the fiscal year ended November 2, 2002.

Financial Information Systems Design and Implementation Fees

      Ernst & Young LLP did not bill us for any professional services rendered to us and our affiliates for the fiscal year ended November 2, 2002 in connection with financial information systems design or implementation, the operation of our information system or the management of our local area network.

All Other Fees

      Ernst & Young LLP billed us an aggregate of $777,000 in fees for other services rendered to us and our affiliates for the fiscal year ended November 2, 2002. These services consisted of $378,000 of audit-related services and $399,000 related to tax compliance and advisory services. Audit-related services consisted of international statutory audits, services in connection with registration statements and various other audit-related accounting consultation services.

Directors’ Compensation

Fees

      We pay each non-employee director a quarterly fee of $5,000 ($4,250 for the first three quarters of fiscal 2002 due to our salary reduction initiative), plus $2,500 for attendance at each meeting of our Board of Directors, and $1,000 for attendance at each committee meeting. We also reimburse our directors for travel and other related expenses. Each director can elect to defer receipt of his fees under the Deferred Compensation Plan. See “Information About Executive Compensation — Deferred Compensation Plan.”

Stock Options

      Under our 1998 stock option plan, each non-employee director is granted annually a non-statutory stock option to purchase 20,000 shares of our common stock at an exercise price per share equal to the fair market value per share on the date of grant. Occasionally, as in fiscal year 2002, two option grants can fall within one fiscal year, as the period in which we grant options spans the end of one fiscal year and the beginning of the next fiscal year. The options are exercisable, subject to continued service on our Board of Directors, in three equal annual installments on each of the first, second and third anniversaries of the grant date.

      On January 22, 2002, we granted to each non-employee director options for the purchase of 20,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date, or $41.05 per share.

      On September 24, 2002, we granted to each non-employee director options for the purchase of 20,000 shares of our common stock at an exercise price per share equal to the fair market value per share on that date, or $19.89 per share.

Certain Relationships and Related Transactions

      During fiscal 2002, we loaned funds from time to time on a short-term basis to our President and Chief Executive Officer, Jerald G. Fishman, to facilitate the exercise of options to purchase shares of our common stock. These loans carried interest at a market rate of interest equivalent to the applicable federal short-term rate plus two percent, which ranged from 4.48% to 4.73% per annum during the period of these loans, were secured by Mr. Fishman’s personal assets and were due upon our demand for payment. The largest aggregate amount outstanding under these loans at any time during the fiscal year ended November 2, 2002 was $865,048, amounts of which were outstanding for between 3 and 25 days. Mr. Fishman has paid all amounts due under these loans.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation

      The following table contains certain information required under applicable rules of the SEC about the compensation for each of the last three fiscal years of our chief executive officer and our four other most highly compensated executive officers who were serving as executive officers on November 2, 2002:

Summary Compensation Table

					Long-term
					Compensation

					Awards
	Annual Compensation(1)
						Number of
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Awards	Options	Compensation
Principal Position	Year	($)(2)	($)(2)	($)(3)	($)(4)	(5)	($)(6)

Jerald G. Fishman	2002	850,374	—	3,814,670	—	1,030,000	59,526
President and Chief	2001	860,146	317,630	2,197,638	—	613,964	146,392
Executive Officer	2000	859,092	1,804,093	838,210	—	600,000	179,092

Brian P. McAloon	2002	392,988	—	425,826	—	160,000	27,509
Group Vice President,	2001	398,977	105,585	263,807	—	121,453	67,022
DSP Media and	2000	404,577	606,866	130,805	—	110,000	70,886
Communications Products
Joseph E. McDonough	2002	368,561	—	680,617	—	160,000	27,799
Vice President, Finance	2001	374,177	99,022	430,000	—	96,597	63,490
and Chief Financial	2000	379,429	569,144	240,477	—	110,000	61,746
Officer
Samuel H. Fuller	2002	330,733	—	208,711	—	80,000	23,151
Vice President, Research	2001	337,060	71,602	142,387	—	55,431	43,370
and Development	2000	348,920	418,704	165,855	—	80,000	49,606

Franklin Weigold	2002	286,766	—	164,651	—	7,500	20,074
Vice President and	2001	291,136	61,687	88,305	—	94,709	47,447
General Manager	2000	277,130	112,825	25,809	—	110,000	19,399
Micromachined Products

(1)	In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits comprised less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the named executive officer for such year.

(2)	Reflects compensation earned by the named executive officers in the fiscal years presented, including amounts deferred at the election of these officers pursuant to our Deferred Compensation Plan. See “— Deferred Compensation Plan.”

(3)	These amounts relate to interest earned under investment options on deferred compensation balances with rates that exceed 120% of the applicable federal long-term rate, or AFR. See “— Deferred Compensation Plan.”

(4)	As of November 2, 2002, the number and value of the aggregate restricted stock holdings were as follows: 50,000 shares ($1,384,500) held by Mr. McAloon; 50,000 shares ($1,384,500) held by Mr. McDonough; 60,000 shares ($1,661,400) held by Mr. Fuller; and 50,000 shares ($1,384,500) held by Mr. Weigold. All restricted stock grants were issued prior to the fiscal year ended October 28, 2000.

(5)	Each option has an exercise price equal to the fair market value of our common stock on the date of grant and generally becomes exercisable, subject to the optionee’s continued employment with us, in three equal installments, on each of the third, fourth and fifth anniversaries of the date of grant or in four equal installments, on each of the second, third, fourth and fifth anniversaries of the date of the grant.

(6)	Reflects amounts contributed or accrued by us in each fiscal year for the named executive officers under our retirement arrangements, including the amount we credit the account of each participant in our deferred compensation plan equal to 7% of the greater of (1) the amount deferred during the calendar year or (2) the excess of the participant’s compensation for the calendar year under The Investment Partnership of Analog Devices. See “— Deferred Compensation Plan.”

Option Grants in Fiscal 2002

      Options are generally granted once per year between September and January as part of our annual performance appraisal process. Occasionally, as in fiscal year 2002, two sets of option grants can fall within one fiscal year, as the process spans the end of one fiscal year and the beginning of the next fiscal year. The following contains information required under applicable SEC rules regarding stock options granted during fiscal year 2002 to our named executive officers:

Option Grants in Last Fiscal Year

			Percent of
			Total			Potential Realizable Value at
			Options			Assumed Annual Rates of
	Number of		Granted to			Stock Price Appreciation
	Underlying		Employees	Exercise		for Options Term(6)
	Options		in Fiscal	Price per	Expiration
Name	Granted		Year(4)	Share($)(5)	Date	5%($)	10%($)

Jerald G. Fishman	530,000	(1)	1.88%	41.05	1/22/12	13,682,546	34,674,258
	500,000	(2)	1.78%	19.89	9/24/12	6,254,357	15,849,769

			3.66%

Brian P. McAloon	80,000	(1)	0.28%	41.05	1/22/12	2,065,290	5,233,850
	80,000	(2)	0.28%	19.89	9/24/12	1,000,697	2,535,963

			0.56%

Joseph E. McDonough	80,000	(1)	0.28%	41.05	1/22/12	2,065,290	5,233,850
	80,000	(2)	0.28%	19.89	9/24/12	1,000,697	2,535,963

			0.56%

Samuel H. Fuller	40,000	(1)	0.14%	41.05	1/22/12	1,032,645	2,616,925
	40,000	(2)	0.14%	19.89	9/24/12	500,349	1,267,982

			0.28%

Franklin Weigold	7,500	(3)	0.03%	19.89	9/24/12	93,815	237,747

			0.03%

(1)	Represents options granted on January 22, 2002. Each option has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and becomes exercisable, subject to the optionee’s continued employment with us, in three equal installments, on each of the third, fourth and fifth anniversaries of the date of grant.

(2)	Represents options granted on September 24, 2002. Each option has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and becomes exercisable, subject to the optionee’s continued employment with us, in four equal installments, on each of the second, third, fourth and fifth anniversaries of the date of the grant.

(3)	Represents an option granted on September 24, 2002. This option has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and becomes exercisable, subject to the optionee’s continued employment with us, on the first anniversary of the date of the grant.

(4)	Calculated based on an aggregate of 28,127,317 options granted under our 1998 stock option plan and 2001 broad-based stock option plan to employees during fiscal 2002.

(5)	The exercise price per share is equal to the fair market value per share of our common stock on the date of grant.

(6)	Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rates (5% and 10%), compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the SEC and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of exercises.

Aggregated Option Exercises During Fiscal 2002 and Fiscal Year-End Option Values

      The following table contains information required under applicable SEC rules concerning the exercise of stock options during the fiscal year ended November 2, 2002 by each of our named executive officers and the number and value of unexercised options held by each of our named executive officers on November 2, 2002:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at Fiscal	In-the-Money Options at
			Year-End	Fiscal Year-End ($)(2)
		Value
	Shares Acquired	Realized	Exercisable/	Exercisable/
Name	on Exercise(#)	($)(1)	Unexercisable	Unexercisable

Jerald G. Fishman	160,000	5,894,725	544,982 / 3,576,982	11,125,970 / 31,272,100
Brian P. McAloon	10,000	398,950	189,362 / 452,895	3,951,076 / 1,955,231
Joseph E. McDonough	28,333	1,071,013	94,025 / 428,239	1,866,144 / 1,955,231
Samuel H. Fuller	7,333	292,550	83,381 / 259,384	1,516,910 / 1,270,061
Franklin Weigold	64,667	1,344,862	2,354 / 256,521	0 / 915,410

(1)	Value represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value of unexercised in-the-money options represents the difference between the closing price per share of our common stock on November 1, 2002, the last trading day of fiscal 2002 ($27.69), and the exercise price per share of the stock option, multiplied by the number of shares subject to the stock option.

Option Program Description

      Our stock option program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our stockholders.

      Options are generally granted once per year between September and January as part of our annual performance appraisal process. Occasionally, as in fiscal year 2002, two sets of option grants can fall within one fiscal year, as the process spans the end of one fiscal year and the beginning of the next fiscal year. Conversely, as in fiscal year 1999, there are fiscal years in which no annual merit options are granted. We have a goal to keep the dilution related to our option program to a long-term average of approximately 4% annually. The dilution percentage is calculated as the total number of shares of common stock underlying new option grants for the year, net of options forfeited by employees leaving the company, divided by total outstanding shares of our common stock.

      All stock option grants to executive officers and directors can be made only from stockholder-approved plans and are made after a review by, and with the approval of the Compensation Committee of our Board of Directors. All members of the Compensation Committee are independent directors, as that term is defined in the applicable rules for issuers traded on the New York Stock Exchange.

      In December 2002, our Board of Directors adopted an amendment to each of our 2001 Broad-Based Stock Option Plan and our 1998 Stock Option Plan to provide that the terms of outstanding options under these plans may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

Employee and Executive Option Grants

	As of the End of Fiscal Year

	5 Yr.
	Avg.	2002	2001	2000	1999	1998

Net grants during the period as a percentage of outstanding shares	4.4%	7.1%	4.3%	4.0%	0%	6.7%
Grants to our named executive officers during the period as a percentage of total options granted	5.4%	5.1%	5.8%	6.9%	0%	5.1%
Grants to our named executive officers during the period as a percentage of outstanding shares	0.32%	0.39%	0.27%	0.31%	0%	0.62%
Cumulative options held by our named executive officers as a percentage of total options outstanding	9.6%	6.9%	7.9%	9.6%	13.1%	13.3%

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides information as of November 2, 2002 about the securities authorized for issuance under our equity compensation plans, consisting of our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, our 1994 Director Option Plan, our Restated 1988 Stock Option Plan and our Employee Stock Purchase Plan.

Equity Compensation Plan Information

	(a)	(b)	(c)

			Number of Securities
			Remaining Available for
		Weighted-average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights(1)	and Rights	Column(a))

Equity compensation plans approved by stockholders	69,062,784	$25.64	13,128,861 (2)
Equity compensation plans not approved by stockholders(3)	16,569,710	$24.76	33,430,290

Total	85,632,494	$25.47	46,559,151 (2)

(1)	This table excludes an aggregate of 218,074 shares issuable upon exercise of outstanding options assumed by Analog in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $5.22.

(2)	Includes 2,554,080 shares issuable under our Employee Stock Purchase Plan, of which up to 683,075 are issuable in connection with the current offering period that ends May 30, 2003.

(3)	Issued pursuant to our 2001 Broad-Based Stock Option Plan, which does not require the approval of and has not been approved by our stockholders.

2001 Broad-Based Stock Option Plan

      In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan pursuant to which non-statutory stock options for up to 50,000,000 shares of common stock may be granted to employees, consultants or advisors of Analog and its subsidiaries, other than executive officers and directors. The 2001 plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the SEC on January 29, 2003. In December 2002, our Board of Directors adopted an amendment to the 2001 plan to provide that the terms of outstanding options under the 2001 plan may not be amended to provide an option exercise price per share which is lower than the original option exercise price per share.

      Our Board of Directors is authorized to administer the 2001 plan. Our Board of Directors is authorized to adopt, amend and repeal the administrative rules relating to the 2001 plan and to interpret the provisions of the 2001 plan. Our Board of Directors may amend, suspend or terminate the 2001 plan at any time. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the 2001 plan.

      Our Board of Directors and our Compensation Committee have the authority to select the recipients of options under the 2001 plan and determine (i) the number of shares of common stock covered by such options, (ii) the dates upon which such options become exercisable (which is typically in annual installments of 33 1/3% on each of the third, fourth and fifth anniversaries of the date of the grant or in annual installments of 25% on each of the second, third, fourth and fifth anniversaries of the date of the grant), (iii) the exercise price of options (which may not be less than the fair market value of the common stock on the date of grant), and (iv) the duration of the options (which may not exceed 10 years).

      If any option granted under the 2001 plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such option will again be available for grant under the 2001 plan. No option may be granted under the 2001 plan after December 5, 2011, but options previously granted may extend beyond that date.

      Our Board of Directors is required to make appropriate adjustments in connection with the 2001 plan to reflect any stock split, stock dividend, recapitalization, liquidation, spin-off or other similar event. The 2001 plan also contains provisions addressing the consequences of any Reorganization Event or Change in Control (as such terms are defined in the 2001 plan).

      If a Reorganization Event occurs, the 2001 plan requires our Board of Directors to provide that all the outstanding options are assumed, or equivalent options substituted, by the acquiring or succeeding entity, and if not, all then unexercised options, would become exercisable in full and would terminate immediately prior to the consummation of the Reorganization Event. If such options are assumed or replaced with substituted options, they would continue to vest in accordance with their original vesting schedules. If the Reorganization Event also constitutes a Change in Control, one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options, provided that any remaining unvested options held by an optionee would vest and become exercisable in full if, on or prior to the first anniversary of the Change in Control, such optionee’s employment is terminated without Cause or for Good Reason (as such terms are defined in the 2001 plan).

Severance and Other Agreements

      We have employee retention agreements with each of our 11 current executive officers and with 39 additional key managers providing for severance benefits in the event of termination within 24 months following a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The retention agreements also provide for severance benefits if (1) we terminate the employee (other than termination for “cause”), or (2) the employee terminates his or her employment for “good reason” (as defined in his or her retention agreement) within 24 months after a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The retention agreements also provide for severance benefits if an employee is terminated (other than for “cause”) within 12 months after a change in control that was not approved by our Board of Directors. The retention agreements do not provide for severance benefits in the event of an employee’s death or disability. Each retention agreement provides that, in the event of a potential change in control (as defined in each retention agreement), the employee shall not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of the potential change in control. The retention agreements are automatically renewed each year unless we give the employee three months’ notice that his or her agreement will not be extended.

      The retention agreements provide for the following severance benefits: (1) a lump-sum payment equal to 200% (299% in the case of 9 of the 50 employees who are parties to the agreements, including Messrs. Fishman, McAloon, McDonough, Fuller and Weigold) of the sum of the employee’s annual base salary plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination; and (2) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, if payments to the employee under his or her retention agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, the retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Internal Revenue Code.

      On June 21, 2000, our Board of Directors authorized and approved an amendment to all of the outstanding unvested stock options granted to our President and Chief Executive Officer, Jerald G. Fishman. The amendment also applies to any future stock options we may grant Mr. Fishman and provides for the accelerated vesting of all of Mr. Fishman’s unvested stock options if (1) we terminate Mr. Fishman’s employment with us without “cause,” or (2) Mr. Fishman terminates his employment with us for “good reason,” as each of those terms is defined in a letter agreement between us and Mr. Fishman dated June 21, 2000.

      For other employees and senior management who are not parties to retention agreements, we have change in control policies in place that provide for lump-sum severance payments, based on length of service with us, in the event of the termination of his or her employment under certain circumstances within 18 months after a change in control (as defined in these policies). Severance payments range from a minimum of 2 weeks of annual base salary (for hourly employees with less than 5 years of service) to a maximum of 104 weeks of base salary. In addition to this payment, senior management employees with at least 21 years of service receive an amount equal to the total cash bonuses paid or awarded to the employee in the four fiscal quarters preceding termination. In addition to the agreements and policies described above, certain of our stock option and restricted stock awards provide for immediate vesting of some or all outstanding awards upon any change in control (as defined in the plans) of Analog Devices.

Deferred Compensation Plan

      Our executive officers and directors, along with a group of management and engineering employees, are eligible to participate in the Analog Devices Deferred Compensation Plan, or Deferral Plan. The Deferral Plan was established to provide participants with the opportunity to defer the receipt of all or any portion of their compensation, including gains on stock options and restricted stock granted before July 23, 1997. Under the Deferral Plan, we credit each participant’s account with the amount that would have been earned had the deferred amounts been invested in one or more of the 18 different fixed income or equity investment options (as selected by the participant) that are available under the Deferral Plan. Due to the decline in interest rates over the past year, the Moody’s +3 fixed-rate investment option was eliminated effective January 1, 2003.

      In addition, for each calendar year, we credit the account of each participant an amount equal to 7% of the greater of (1) the amount deferred during that calendar year or (2) the excess of the participant’s compensation for that calendar year over the compensation limit that applies for that calendar year under The Investment Partnership of Analog Devices. The compensation limit that applies under The Investment Partnership for calendar year 2003 is $200,000. The 7% contribution is designed to approximate the additional contribution that would have been made under The Investment Partnership for the participant if certain limitations under the Internal Revenue Code did not exist.

      Participants who terminate their employment with us due to retirement, disability or death will be paid in a lump sum or in installments over ten or fewer years. Participants who terminate their employment with us for any other reason will receive their payments in the form of a lump sum.

Report of the Compensation Committee

      Our executive compensation program is designed to attract, retain and reward the executives responsible for leading us toward the achievement of our business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and option grants. All compensation for executive officers is reviewed by the full Board of Directors. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 2002 as they affected each of our executive officers.

Compensation Philosophy

      Our executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to our current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of our stockholders.

      Our compensation policy seeks to relate compensation with our financial performance and business objectives. We reward individual performance and also tie a significant portion of total executive compensation to the annual and long-term performance of Analog Devices. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. To that extent, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

Executive Compensation Program

      Annual compensation for our executives consists of three principal elements: base salary; cash bonus; and equity ownership in the form of stock options.

•	Cash Compensation

Annual cash compensation consists of two elements: base salary and bonus. In setting the annual cash compensation for our executives, the Compensation Committee reviews compensation for comparable positions in a group of approximately 20 companies selected by the Compensation Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. We also regularly compare our pay practices with other leading companies through reviews of survey data and information gleaned from the public disclosure filings of publicly-traded companies.

Increases in annual base salary are based on an evaluation of the performance of the operation or activity for which an executive has responsibility, the impact of that operation or activity on our overall performance, the skills and experience required for the job, and a comparison of these elements with similar elements for other executives both within and outside Analog Devices.

Due to business conditions, we terminated our bonus plan effective November 4, 2001 and therefore, did not pay any bonus during fiscal 2002. However, a cash bonus is normally tied directly to the attainment of financial performance targets approved by our Board of Directors. The ratio of bonus to base salary varies significantly across the levels in our organization to reflect the ability of the individual to impact our overall performance and, generally, is higher for employees with higher base salaries. The cash bonus depends solely on our corporate performance.

•	Equity Ownership

Total compensation at the executive level also includes long-term incentives afforded by stock options. The purpose of our stock ownership program is to reinforce the mutuality of long-term interests between our employees and stockholders, and assist in the attraction and retention of important key executives, managers and individual contributors, mostly engineers, who are essential to our success.

The design of our stock programs includes longer vesting periods to optimize the retention value of these options and to orient our managers to longer-term success. Generally, stock options vest in three equal installments on the third, fourth and fifth anniversaries of the date of grant or in four equal installments, on each of the second, third, fourth and fifth anniversaries of the date of the grant. Generally, if employees leave Analog Devices before these vesting periods, they forfeit the unvested portions of these awards. While we believe that these longer vesting periods are in the best interest of our stockholders, they tend to increase the number of stock options outstanding compared to companies with shorter vesting schedules.

The size of stock option awards is generally intended to reflect the significance of the executive’s current and anticipated contributions to our overall performance. The exercise price per share of the stock options we grant is equal to the fair market value of a share of our common stock on the date of grant. Before determining any stock option grants to our executives, the Compensation Committee reviews survey information of the stock option programs of competitors and other companies with comparable capitalization. The value realizable from exercisable stock options depends on the extent to which our performance is reflected in the price of our common stock at any particular point in time. However, the decision as to whether this value will be realized through the exercise of a stock option in any particular year is primarily determined by each individual within the limits of the vesting schedule of the stock option, not by the Compensation Committee.

Chief Executive Officer Fiscal 2002 Compensation

      Mr. Fishman, in his capacity as our President and Chief Executive Officer, is also eligible to participate in the same executive compensation program available to our other senior executives. The Compensation Committee has set Mr. Fishman’s total annual compensation, including compensation derived from our bonus program and stock option program, at a level it believes to be competitive with other companies in the industry.

      During fiscal 2002, Mr. Fishman’s annual base salary was restored from $791,295 to $930,935 in connection with a general restoration in pay to our 2,500 most highly compensated employees. We did not pay a bonus to Mr. Fishman in fiscal 2002.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, except awards under the bonus plan, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under Analog Devices’s plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Analog Devices and our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee,

Charles O. Holliday, Jr., Chairman
F. Grant Saviers

Compensation Committee Interlocks and Insider Participation

      Messrs. Holliday and Saviers, neither of whom has been an officer or employee of Analog Devices at any time, served on our Compensation Committee during fiscal 2002. Mr. Holliday has informed us that he will resign from our Board of Directors effective as of March 11, 2003.

      During fiscal 2002, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Comparative Stock Performance Graph

      The following graph compares cumulative total stockholder return on our common stock since October 31, 1997 with the cumulative total return for the Standard & Poor’s 500 Index and the Standard & Poor’s Technology Sector Index. This graph assumes the investment of $100 on October 31, 1997 in our common stock, the Standard & Poor’s 500 Index and the Standard & Poor’s Technology Sector Index and assumes all dividends are reinvested. Measurement points are the last trading day for each respective fiscal year.

			S&P TECHNOLOGY
	ANALOG DEVICES, INC.	S&P 500	SECTOR

10/31/97	100.00	100.00	100.00
10/30/98	65.03	121.99	133.75
10/29/99	174.03	153.31	229.00
10/27/00	392.64	162.64	255.53
11/2/01	263.39	116.67	122.14
11/1/02	181.20	103.69	83.81

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Our Board of Directors, on the recommendation of our Audit Committee, has selected the firm of Ernst & Young LLP, independent auditors, as our auditors for the fiscal year ending November 1, 2003. Although stockholder approval of our Board of Directors’ selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the 2003 annual meeting, our Audit Committee and Board of Directors will reconsider its selection of Ernst & Young LLP.

      Representatives of Ernst & Young LLP are expected to be present at the 2003 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

      Our Board of Directors recommends that you vote FOR the ratification of the selection by our directors of Ernst & Young LLP as our independent auditors for the 2003 fiscal year.

PROPOSAL 3 — STOCKHOLDER PROPOSAL TO ESTABLISH A POLICY OF EXPENSING FUTURE STOCK OPTION GRANTS

      The United Brotherhood of Carpenters and Joiners of America, located at 101 Constitution Avenue, NW, Washington, D.C. 20001, is the beneficial owner of 1,600 shares of Analog Devices Common Stock, and submits the following resolution:

      RESOLVED, that the shareholders of Analog Devices, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Union’s Supporting Statement

      Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

      Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

      Warren Buffet wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free . . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

      Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

Board of Directors’ Response

      The Board of Directors has carefully considered the changes suggested in the proposal submitted by The United Brotherhood of Carpenters and Joiners of America and does not believe that it is in the best interests of our shareholders to record stock option expense in ADI’s income statement at this time.

      There is considerable ongoing debate regarding accounting for stock options. This debate may well be resolved by the accounting standard setters in the relatively near future. We believe that it would be premature for ADI to change its accounting until this issue is resolved. We believe that ADI would be placed at a significant competitive disadvantage if it were to begin recognizing stock option expense in its income statement at a time when most, if not all, of ADI’s primary competitors do not recognize expense for stock options in their income statements. A decision by ADI to expense stock options at this time would disadvantage ADI shareholders by making it more difficult for investors to compare ADI’s performance to that of its competitors. If the current debate results in new accounting rules that require the expensing of stock options ADI will, of course, comply.

      ADI currently accounts for its stock-based compensation costs in accordance with Generally Accepted Accounting Principles, or GAAP. ADI already reflects the impact of stock options in its calculation of diluted earnings per share. Over the past five years, this has resulted in dilution of EPS that, on average, was approximately 5.6%. During this same period, stock option grants, net of forfeitures, averaged 4.4% of outstanding shares, while actual dilution resulting from option exercises has averaged just 1.4% of outstanding shares. The dilutive impact of stock options is accurately reflected in the increased shares used to calculate diluted earnings per share and we believe it is inappropriate to record compensation expense in addition to the increase in the share count.

      Also, we believe that there are serious shortcomings in the methodologies that corporations can use to value employee stock options. One of the most widely used methods, the Black-Scholes model, was developed in 1973 to value short term, publicly traded options and warrants. It was never intended to be used to value employee stock options, which are not freely tradable and have unique attributes that are not contemplated by the Black-Scholes model. Included among these attributes are longer terms (generally 10 years), vesting and forfeiture provisions, and non-transferability. In addition, many optionees can become subject to company imposed trading “black-out” periods during which they cannot sell the underlying stock acquired in an option exercise. The valuation determined through use of the Black-Scholes model is also highly dependent upon subjective estimates such as stock price volatility and expected term of the option.

      ADI already provides comprehensive disclosure regarding its stock option activity. In its Form 10-K, ADI historically has disclosed the pro forma effect on its income statement of recognizing the “fair value” of options as determined through the use of the Black-Scholes option-pricing model. The application of the Black-Scholes model would result in an option expense of $227 million in fiscal 2002. However, approximately 87%, or $198 million, of this expense relates to options that were “underwater” at year end (i.e. the option price is higher than the stock price).

      In addition, beginning with this year’s Form 10-K, ADI has voluntarily adopted guidelines for expanded employee stock option disclosure, as suggested by the American Electronics Association (AEA). With more than 3,000 member companies, the AEA is the nation’s largest high-tech trade association. We believe these disclosures, which are being included in the “Management Discussion and Analysis” sections of ADI’s 10-K and 10-Q filings, provide our shareholders with comprehensive information about stock options and their dilutive impact in a more timely and consistent manner. They also consolidate the information into one location, as opposed to the current practice that discloses annual information partly in the 10-K and partly in the proxy statement.

      In summary, ADI currently is reflecting the impact of stock options in an appropriate manner and in accordance with GAAP in its financial statements and footnote disclosures. We believe it is premature for ADI to change its stock option accounting until this issue is resolved by the accounting standard setters. We believe that adopting a methodology that is out-of-step with ADI’s competitors would make it difficult for investors to compare ADI’s financial performance with that of its competitors and would not be in the best interests of ADI shareholders. We believe that ADI’s stock option disclosures, including the voluntary disclosures that ADI has adopted in this year’s Form 10-K, provide investors the information necessary to make sound judgments as to the impact of stock options on ADI’s financial results. If GAAP is modified, ADI will make any necessary changes in its accounting practices.

      Our Board of Directors believes approval of the Proposal is not in the best interests of ADI and its stockholders and recommends a vote AGAINST its approval.

OTHER MATTERS

      Our Board of Directors does not know of any other matters that may come before the 2003 annual meeting. However, if any other matters are properly presented to the 2003 annual meeting, it is the intention of the persons named in the accompanying proxy card or in the instructions for authorizing the voting of your shares over the Internet or by telephone to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

      If you own your shares of common stock of record, you may authorize the voting of your shares over the Internet at www.eproxyvote.com/adi or telephonically by calling 1-877-PRX-VOTE (1-877-779-8683) and by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 P.M. on March 10, 2003.

      Use of these Internet or telephonic voting procedures constitutes your authorization of EquiServe Trust Company, N.A. to deliver a proxy card on your behalf to vote at the annual meeting in accordance with your Internet or telephonically communicated instructions. On January 24, 2003, our Board of Directors amended Analog Devices’ By-Laws to confirm that the delivery of a vote by proxy on behalf of a stockholder consistent with telephonic or electronically transmitted instructions obtained pursuant to certain procedures that we establish constitutes execution and delivery of a vote by proxy by or on behalf of that stockholder.

      If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

By Order of the Board of Directors,

MARK G. BORDEN
Clerk

February 7, 2003

      Management hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

APPENDIX A

AUDIT COMMITTEE CHARTER

A. Purpose

      The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors;

and to prepare the report that SEC rules require be included in the Company’s annual proxy statement.

B. Structure and Membership

      1. Number. The Audit Committee shall consist of at least three members of the Board of Directors.

      2. Independence. Except as otherwise permitted by the applicable rules of the New York Stock Exchange (“NYSE”) and Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder), each member of the Audit Committee shall be “independent” as defined by such rules and Act.

      3. Financial Literacy. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Company’s Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s SEC periodic reports), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

      4. Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

      5. Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any compensation from the Company other than director’s fees.

      6. Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s annual proxy statement), no member of the Audit Committee may serve on the audit committee of more than two other public companies. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C. Authority and Responsibilities

General

      The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Oversight of Independent Auditors

      1. Selection. The Audit Committee shall be directly responsible for appointing, evaluating and, when necessary, terminating the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

      2. Independence. At least annually, the Audit Committee shall assess the independent auditor’s independence. In connection with this assessment, the Audit Committee shall obtain and review a report by the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall engage in an active dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

      3. Quality-Control Report. At least annually, the Audit Committee shall obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

      4. Compensation. The Audit Committee shall be directly responsible for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

      5. Preapproval of Services. The Audit Committee shall preapprove all auditing services, which may entail providing comfort letters in connection with securities underwritings, and non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) to be provided to the Company by the independent auditor. The Audit Committee shall cause the Company to disclose in its SEC periodic reports the approval by the Audit Committee of any non-audit services to be performed by the independent auditor.

      6. Oversight. The independent auditor shall report directly to the Audit Committee and the Audit Committee shall be directly responsible for oversight of the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate:

•	obtain and review the reports required to be made by the independent auditor pursuant to paragraph (k) of Section 10A of the Securities Exchange Act of 1934 regarding:

•	critical accounting policies and practices;

•	alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management, such as any management letter or schedule of unadjusted differences.

•	review with the independent auditor:

•	audit problems or difficulties the independent auditor encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management;

•	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

•	the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company.

Review of Audited Financial Statements

      7. Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

      8. Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

      9. Audit Committee Report. The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 306 of Regulation S-K.

Review of Other Financial Disclosures

      10. Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

      11. Earnings Release and Other Financial Information. The Audit Committee shall review and discuss generally the types of information to be disclosed in the Company’s earnings press releases (including any use of “pro forma” or “adjusted” non-GAAP, information), as well in financial information and earnings guidance provided to analysts, rating agencies and others.

      12. Quarterly Financial Statements. The Audit Committee shall discuss with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Controls and Procedures

      13. Oversight. The Audit Committee shall coordinate the Board of Director’s oversight of the Company’s internal accounting controls, the Company’s disclosure controls and procedures and the Company’s code of business conduct and ethics. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act and Rule 13a-14 of the Exchange Act (i.e. the Certification of Disclosure in Annual and Quarterly Results).

      14. Internal Audit Function. The Audit Committee shall coordinate the Board of Director’s oversight of the performance of the Company’s internal audit function.

      15. Risk Management. The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

      16. Hiring Policies. The Audit Committee shall establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.

      17. Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      18. Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.	Procedures and Administration

      1. Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

      2. Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

      3. Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

      4. Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

      5. Written Affirmation to NYSE. On an annual basis, no later than one month after the Annual Meeting of Stockholders, and after each change in the composition of the Audit Committee, the Audit Committee shall direct the Company to prepare and provide to the NYSE such written confirmations regarding the membership and operation of the Audit Committee as the NYSE rules require.

      6. Independent Advisors. The Audit Committee shall have the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

      7. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

      8. Annual Self-Evaluation. At least annually, the Audit Committee shall evaluate its own performance.

SKU# ANA-PS-03

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

ANALOG DEVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS — MARCH 11, 2003

     The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Mark G. Borden, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Analog Devices, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 11, 2003, at 10:00 a.m. (Local Time) and at any adjournments thereof.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

     ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

UNLESS AUTHORIZING THE VOTING OF YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL
THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

SEE REVERSE SIDE	(Continued and to be signed on reverse side)	SEE REVERSE SIDE

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY
P.O. BOX 9106
NORWOOD, MA 02062-9106

Voter Control Number

You may also authorize the voting of your shares over the Internet or by telephone.
Your vote is important. Please vote immediately.

Vote-by-Internet
1.	Log on to the Internet and go to http://www.eproxyvote.com/adi.	OR

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

Vote-by-Telephone
1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

Your Internet or telephone instructions authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
If you authorize the voting of your shares over the Internet or by telephone, please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark votes as in this example

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE
RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Your Board of Directors recommends that you vote FOR proposals 1 and 2 and AGAINST proposal 3.

1.	Election of the following three (3) nominees as Class I Directors of the Company for a term of three years:
The Board of Directors recommends a vote FOR all nominees. Nominees:(01) James A. Champy, (02) Kenton J. Sicchitano and (03) Lester C. Thurow

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

The Board of Directors recommends a vote FOR proposal 2.

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending November 1, 2003.

The Board of Directors recommends a vote AGAINST proposal 3.

		FOR	AGAINST	ABSTAIN
3.	Stockholder proposal to establish a policy of expensing future stock option grants.

The stockholders will also act on any other business that may properly come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Signature:__________________________ Date:_______ Signature:__________________________  Date: ______